EXHIBIT 99.1

ALTICE USA
AMENDED AND RESTATED 2017 LONG TERM INCENTIVE PLAN

1.    Purposes of the Plan
The purposes of the Altice USA Amended and Restated 2017 Long Term Incentive Plan (the “Plan”) are to promote the long-term success of Altice USA, Inc., a Delaware corporation (the “Company”), and its Affiliates and to increase shareholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company, and to assist the Company in attracting and retaining the best available personnel for positions of substantial responsibility.
The Plan was approved by the Board on January 26, 2020 and adopted by the shareholders of the Company by an affirmative vote of the holders of a majority of the voting power of the Shares on June 10, 2020. The Plan shall become effective on the Effective Date.
2.    Definitions and Rules of Construction
(a)Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:
“Affiliate” means any Subsidiary and any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
“Award” means an Option, Restricted Share, Restricted Share Unit, Stock Appreciation Right, Performance Stock, Performance Stock Unit, or Other Award granted by the Committee pursuant to the Plan.
“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.
“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d‑3 under the Exchange Act.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Cause” means:
(i)If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein;
(ii)If no such agreement exists, or if such agreement does not define Cause:
(1)the Participant’s substantial failure to perform his or her primary duties as an employee or service provider of the Company or its Affiliates;

(2)the Participant’s performance of any act or failure to perform any act that is materially injurious or to the detriment of the Company or its Affiliates;
(3)the Participant’s intentional misconduct or a breach of any material policy of the Company or its Affiliates relating to its or their business, customers, vendors or employees;
(4)the Participant’s commission of, admission to, conviction of, or entering a plea of nolo contendere to, any felony or crime involving moral turpitude, or the commission of any other act involving dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; or
(5)the Participant’s misappropriation of funds or fraud with respect to the Company or its Affiliates or any person with which the Company or its Affiliates does business.
Whether or not an event giving rise to “Cause” occurs will be determined by the Committee in its good faith reasonable judgment.
“Change in Control” means:
(i)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(ii)a bona fide negotiated transaction to:
(1)transfer, sell, or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis provided, however, that with respect to this clause (1), any such transfer, sale or disposition whereby the stockholders of the Company immediately prior to such transaction constitute holders of a majority of the voting power of all classes of shares of the surviving entity immediately after such transaction shall not constitute a Change in Control for purposes of this Plan;
(2)sell shares of the Company to a third party purchaser constituting all or substantially all of all classes of the then issued and outstanding shares the Company, in a single transaction or series of related transactions (including, a tender offer); or
(3)cause the Company to engage in a merger, consolidation, recapitalization, reorganization, liquidation or dissolution; provided, however, that with respect to this clause (3), any merger, consolidation, recapitalization or reorganization of the Company whereby the stockholders of the Company immediately prior to such transaction constitute holders of a majority of the voting power of all classes of shares of the surviving entity immediately after such transaction shall not constitute a Change in Control for purposes of this Plan.
Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A and for which payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award Document unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
“Committee” means the Compensation Committee of the Board, any successor committee thereto, or any other committee appointed from time to time by the Board to administer the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 3(e).
“Disability” means (i) for Participants covered by the long term disability plan of the Company or an Affiliate, disability as defined in such plan; and (ii) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the Participant’s usual or customary employment with the Participant’s employer for a period of not less than six consecutive months.
The disability of the Participant shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as chosen by the Committee, and a fair evaluation of the Employee’s ability to perform the Employee’s duties. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment as a result of the Participant’s Disability, no such termination will constitute a Disability for purposes of the Plan or any Award Document unless such event also constitutes a “disability” as defined under Section 409A.
“Effective Date” means June 10, 2020.
“Eligible Individuals” means the individuals described in Section 4(a) who are eligible for Awards under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.
“Fair Market Value” with respect to a Share, means, unless the Committee in its discretion approves an alternative valuation methodology:
(i)the closing price of a Share on the NYSE at the conclusion of regular trading hours on the relevant date of determination, as reported by the NYSE (or, if not so reported, as reported by a successor reporting service selected by the Company, or if not reported by any successor service, as reported on any domestic stock exchanges on which Shares are then listed); or

(ii)if Shares are not listed on any domestic stock exchange, the closing price of a Share as reported in the domestic over-the-counter market on such date or the last previous date reported (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or
(iii)if Shares are listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported closing prices or quotations on the last previous date on which so reported; or
(iv)if none of the foregoing clauses applies, the fair market value of a Share as determined in good faith by the Board or the Committee.
“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.
“Nonemployee Director” means a member of the Board who is not an officer or employee of the Company or any of its Affiliates.
“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.
“NYSE” means the New York Stock Exchange.
“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 8.
“Other Award” means any form of Award (other than an Option, Performance Stock, Performance Stock Unit, Restricted Share, Restricted Share Unit or Stock Appreciation Right) granted pursuant to Section 12.
“Participant” means an Eligible Individual who has been granted an Award under the Plan.
“Performance Criteria” means a goal or goals established by the Committee and measured over a Performance Period. The Committee may establish Performance Targets based on any Performance Criteria it deems appropriate. The Performance Criteria shall be subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.
“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.
“Performance Stock” means a Target Amount of Shares granted pursuant to Section 11.
“Performance Stock Unit” means a right to receive a Target Amount of Shares granted pursuant to Section 11.

“Performance Target” means the goals selected by the Committee, in its discretion, from among the Performance Criteria, and set forth in the applicable Award Document. Performance Targets shall be based upon one or more Performance Criteria.
“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.
“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a).
“Restricted Share” means a Share granted or sold pursuant to Section 9(a).
“Restricted Share Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 9(b).
“Section 162(m)” means Section 162(m) of the Code.
“Section 409A” means Section 409A of the Code.
“Share” means a Class A share of the common stock of the Company, par value $0.01 per share, or such other class of shares or other securities as may be applicable under Section 14, and as may be adjusted pursuant to Section 14(b).
“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 10.
“Stockholders’ Agreement” means the stockholders’ agreement, dated as of June 7, 2018 between the Company, Next Alt S.à.r.l., and A4 S.A.
“Subsidiary” means any foreign or domestic corporation, limited liability company, partnership or other entity of which 50% or more of the outstanding voting equity securities or voting power is Beneficially Owned directly or indirectly by the Company. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.
“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee or director equity Awards previously granted by a company or other entity acquired by the Company or with which the Company combines in connection with a corporate transaction pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.
“Target Amount” means the target number of Shares, target number of Options or Stock Appreciation rights, or target cash value established by the Committee and set forth in the applicable Award Document.
(b)    Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.    Administration
(a)    Committee. The Plan shall be administered by the Committee, which, in addition to the other express powers conferred on the Committee by the Plan, shall have full power and authority, subject to applicable Law, the express provisions hereof, and the terms of the Stockholders’ Agreement, to:
(i)select the Participants from the Eligible Individuals;
(ii)grant Awards in accordance with the Plan;
(iii)determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;
(iv)determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect or occurrence, if any, of a Participant’s termination of employment, separation from service or leave of absence with the Company or any of its Affiliates or, subject to Section 6(d), a Change in Control of the Company;
(v)subject to Sections 16 and 17(f), amend the terms and conditions of an Award after the granting thereof;
(vi)specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards (which may vary among Participants);
(vii)make factual determinations in connection with the administration or interpretation of the Plan;
(viii)adopt, prescribe, establish, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;
(ix)employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;
(x)vary the terms of Awards to take into account tax and securities laws (or changes thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;
(xi)correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan;
(xii)suspend the right to exercise during any blackout period, and extend the period of exercise by an equal period of time; and
(xiii)make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.
(b)    Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan and any Award Document delivered under the Plan.

(c)    Prohibited Actions. Notwithstanding the authority granted to the Committee pursuant to Section 3(a) and 3(b), the Committee shall not have the authority, without obtaining stockholder approval, to (i) reprice or cancel Options and Stock Appreciation Rights in violation of Section 6(h), (ii) amend Section 5 to increase the Plan Limit or any of the other limits listed therein; provided, however, that stockholder approval shall not be required to increase the limits listed in Section 5(c); or (iii) grant Options or Stock Appreciation Rights with an exercise price that is less than 100% of the Fair Market Value of a Share on the date of grant in violation of Section 6(i).
(d)    Determinations of Committee Final and Binding. Subject to the Stockholder’s Agreement, all determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.
(e)    Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority, except to a subcommittee thereof:
(i)to make Awards to individuals who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act; or
(ii)to make Awards to individuals whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m).
Notwithstanding the foregoing, no Person to whom authority has been delegated pursuant to this Section 3(e) shall make any Award to himself or herself or to any other Person to whom authority to make Awards has been so delegated.
(f)    Liability of Committee and its Delegates. Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates pursuant to Section 3(e)) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in accordance with applicable law in the manner provided in the Company’s by-laws and any indemnification agreements as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.
(g)    Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.
(h)    Stockholders’ Agreement. Anything in the Plan to the contrary notwithstanding, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee or the Board is subject to the terms of the Stockholders’ Agreement.
4.    Eligibility
(a)    Eligible Individuals. Awards may be granted to officers, employees, directors and consultants of the Company or any of its Affiliates. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.
(b)    Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.
5.    Shares Subject to the Plan
(a)Plan Limit. Subject to adjustment in accordance with Section 14, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be equal to 54,879,291 Shares. Shares issued pursuant to Awards under the Plan may be either authorized and unissued Shares or Shares held by the Company in its treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued as Incentive Stock Options.
(b)Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right. In addition, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the vesting, exercise or settlement of an Award and (ii) shares subject to an Option or Stock Appreciation Right but not issued or delivered as a result of the net settlement of such Option or Stock Appreciation Right shall be added back to the Plan Limit and again be available for the grant of Awards.
(c)Individual Limits. Subject to adjustment under Section 14, special limits shall apply to Shares available for Awards under the Plan to Eligible Individuals other than Nonemployee Directors (to whom the limit set forth in Section 5(d) shall apply). Specifically, no Participant may be granted under the Plan in any fiscal year Awards covering more than 10,000,000 Shares.
(d)Nonemployee Director Limit. Subject to adjustment under Section 14, no Nonemployee Director shall receive regular annual Awards for any fiscal year having a grant date fair value, determined using assumptions and methods that are consistent in all material respects with the assumptions used to disclose such grants in the Company’s proxy statement for the year to which such grants relate, that exceeds $500,000 or any special or one-time Award upon election or appointment to the Board having a grant date fair value, determined as described above, that exceeds $1,000,000, provided, however, that no Nonemployee Director shall receive Awards for any fiscal year having a grant date fair value that exceeds $1,000,000 in the aggregate.
(e)Substitute Awards. To the extent not prohibited by applicable laws, rules and regulations, any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Sections 5(c) or (d).
6.    Awards in General
(a)Types of Awards. Awards under the Plan may consist of Options, Restricted Shares, Restricted Share Units, Stock Appreciation Rights, Performance Stock, Performance Stock Units and Other Awards. Any Award described in Sections 8 through 12 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 6(g), Awards under the Plan may be made in combination with, in replacement of, or as alternatives to Awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.
(b)Vesting and Exercise. The Committee shall set the vesting criteria applicable to an Award, which, depending on the extent to which the criteria are met, will determine the extent to which the Award becomes exercisable or the number of Shares or the amount of cash that will be distributed or paid out to the Participant with respect to the Award. The Committee may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or provision of services), or any other basis determined by the Committee in its discretion.
(c)Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the Plan. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award or (iii) extend the post‑termination exercise period of an outstanding Award (subject to the limitations of Section 409A). The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.
(d)Termination of Employment. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment (including by reason of retirement) with the Company or any of its Affiliates or the Participant’s death or Disability. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions or conditions applicable to, or extend the post-termination exercise period of an outstanding Award (subject to the limitations of Section 409A). Such provisions may be specified in the applicable Award Document or determined at a subsequent time.
(e)Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that (i) no payments of dividends or dividend equivalents may be made unless and until the related Award is earned and vested and (ii) the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.
(f)Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 14.
(g)Performance‑Based Awards.
(i)    The Committee may establish Performance Targets and goals based on any Performance Criteria it deems appropriate.
(1)    To the extent applicable, the Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications for specified types of events or circumstances approved by the Committee in advance) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.
(2)    The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company‑wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index.
(3)    The Participants will be designated, and the applicable Performance Targets will be established, by the Committee. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied.
(h)    No Repricing of Options and Stock Appreciation Rights. Except for adjustments pursuant to Section 14, the per Share exercise price of any Option or Stock Appreciation Right may not be decreased after the grant of the Award, and an Option or Stock Appreciation Right whose per share exercise price is greater than the Fair Market Value of a Share on the relevant date of determination may not be surrendered as consideration in exchange for cash (for the sake of clarity, including cash buyouts), the grant of a new Option or Stock Appreciation Right with a lower exercise price per Share or the grant of a stock award, without stockholder approval.
(i)    No Discount Options or Stock Appreciation Rights. In no event shall the exercise price per Share of an Option or the grant price per Share of a Stock Appreciation Right be less than 100% of the Fair Market Value of a Share on the date of grant; provided, however, that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A and may be less than 100% of the Fair Market Value.
(j)    Term of Options and Stock Appreciation Rights. An Option or Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Award. The Committee may extend the term of an Option or Stock Appreciation Right after the time of grant; provided, however, that the term of an Option or Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.
7.    Change in Control
In the event of a Change in Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; (c) the cancellation of Options and/or Stock Appreciation Rights without the payment of consideration therefor if the exercise price of such Options and/or Stock Appreciation Rights equals or exceeds the price paid for a Share in connection with the Change in Control; and/or (d) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.
8.     Terms and Conditions of Options
(a)General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.
(b)Payment of Exercise Price. Subject to the provisions of the applicable Award Document and Company policy in effect from time to time, the exercise price of an Option may be paid: (i) in cash or cash equivalents; (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option; (iii) by a combination of cash and Shares equal in value to the exercise price; (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price; or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time. The Committee may provide that in-the-money Options will be exercised automatically, with no action required on the part of a Participant, using a net share settlement or similar procedure immediately (or shortly) before their scheduled expiration date where Participants are precluded from using other methods of exercise due to legal restrictions or Company policy (including policies on trading in Shares).
(c)Incentive Stock Options. The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Option be less than the minimum exercise price specified in Section 6(i). No Incentive Stock Option may be issued to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any fiscal year. Any grants in excess of this limit shall be treated as Non-Qualified Stock Options. No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.
(d)Early Exercise of Non-qualified Options. The Committee, in its discretion, may grant Non-Qualified Stock Options that contain an “early exercise” feature, which shall provide a Participant with the right (but not the obligation) to immediately exercise such portion of the Option for Shares that shall be subject to the same vesting schedule as the underlying Option.
9.    Terms and Conditions of Restricted Shares and Restricted Share Units
(a)Restricted Shares. The Committee, in its discretion, may grant or sell Restricted Shares to Eligible Individuals. An Award of Restricted Shares shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Shares may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.
(b)Restricted Share Units. The Committee, in its discretion, may grant Restricted Share Units to Eligible Individuals. A Restricted Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Share Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If, and when, the cancellation provisions lapse, the Restricted Share Units shall be settled by the delivery of Shares or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.
10.    Stock Appreciation Rights
The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. The Committee may grant Stock Appreciation Rights in tandem with Options or as stand-alone Awards. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value of a

Share on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the per Share grant price for such Stock Appreciation Right specified in the applicable Award Document. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, as determined by the Committee on or following the date of grant. The Committee may provide that in-the-money Stock Appreciation Rights will be exercised automatically, with no action required on the part of a Participant, immediately (or shortly) before their scheduled expiration date where Participants are precluded from otherwise exercising such Stock Appreciation Rights due to legal restrictions or Company policy (including policies on trading in Shares).
11.    Terms and Conditions of Performance Stock and Performance Stock Units
The Committee may grant Performance Stock or Performance Stock Units to Eligible Individuals. An Award of Performance Stock or Performance Stock Units shall consist of, or represent a right to receive, a Target Amount of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Payments to a Participant in settlement of an Award of Performance Stock or Performance Stock Units may be made in cash or Shares, as determined by the Committee on or following the date of grant.
12.    Other Awards
The Committee shall have the authority to establish the terms and provisions of other forms of Awards (such terms and provisions to be specified in the applicable Award Document) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for: (i) payments in the form of cash, Shares, notes or other property as the Committee may determine based in whole or in part on the value or future value of Shares or on any amount that the Company pays as dividends or otherwise distributes with respect to Shares; (ii) the acquisition or future acquisition of Shares; (iii) cash, Shares, notes or other property as the Committee may determine (including payment of dividend equivalents in cash or Shares) based on one or more criteria determined by the Committee unrelated to the value of Shares; or (iv) any combination of the foregoing. Awards pursuant to this Section 12 may, among other things, be made subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.
13.    Certain Restrictions
(a)Transfers. A Participant’s rights and interests under the Plan, including any Award previously made to such Participant or any amounts payable under the Plan may not be assigned, pledged, or transferred, except, in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a permitted transferee.
(b)Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a permitted transferee to whom such Award has been transferred in accordance with Section 13(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

(c)Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to any Award as of the date of transfer of the Award rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83 of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
14.    Recapitalization or Reorganization
(a)Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(b)Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5, including the maximum number of Shares available under the special limits provided for in Section 5(c) and 5(d), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary stock or cash dividend, split‑up, spin‑off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants. Any such determinations made by the Committee may be made on an Award-by-Award basis. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject (subject to the limitations of Section 409A).
15.    Term of the Plan
Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.
16.    Amendment and Termination
Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the NYSE and such other securities exchanges, if any, as may be designated by the Board from time to time, and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable, including:
(a)to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, including without limitation;
(b)to avoid, in the reasonable, good faith judgment of the Company, the imposition on any Participant of any tax, interest or penalty under Section 409A; or
(c)to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 14(b)).
17.    Miscellaneous
(a)Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
(b)Tax Withholding. The Company or an Affiliate, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction). In the case of an Award payable in Shares, the Company or an Affiliate, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or an Affiliate, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) with respect to such payments.
(c)No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any of its Affiliates, or to interfere with or to limit in any way the right of the Company or any of its Affiliates to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment‑related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Affiliates, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.
(d)Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock‑transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(e)Section 16 of the Exchange Act. Notwithstanding anything contained in the Plan or any Award Document under the Plan to the contrary, if the consummation of any transaction under the Plan, or the taking of any action by the Committee in connection with a Change in Control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than 180 days.
(f)Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Document evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Documents shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.
(g)Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub‑plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(h)References to Termination of Employment. References to “termination of employment” shall also mean termination of any other service relationship of the Participant with the Company or any of its Subsidiaries, as applicable.
(i)No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
(j)Unfunded Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
(k)Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.
(l)Satisfaction of Obligations. Subject to applicable laws, rules and regulations, the Company may apply any cash, Shares, securities or other consideration received upon exercise of settlement of an Award to any obligations a Participant owes to the Company and its Affiliates in connection with the Plan or otherwise.
(m)Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.
(n)Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(o)Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
(p)Clawback. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made pursuant to the Plan and any gains realized upon exercise or settlement of an Award shall be subject to clawback or recoupment, as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.
(q)Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(r)Governing Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).

Amendment No. 1
to the
Amended and Restated Altice USA 2017 Long Term Incentive Plan

This Amendment No. 1 (the "Amendment") to the Amended and Restated Altice USA 2017 Long Term Incentive Plan (the "Plan") is made by Altice USA, Inc., a Delaware corporation (the "Company"), effective as of the date of its approval by the stockholders of the Company at the Company's 2022 annual meeting of stockholders.
The Amendment was approved by the Board of Directors of the Company in December 2021.

1.Amendment to Section 5(a). The first sentence of Section 5(a) of the Plan is deleted and replaced with the following:
(a)Plan Limit. Subject to adjustment in accordance with Section 14, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be equal to 89,879,291 Shares.
2.Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect, and the forms of stock option award agreements and any outstanding award agreements under the Plan shall effectively adopt the amendments herein, as applicable.